EXHIBIT 99.1

CONTACT:
WENDY EMANUEL (MEDIA RELATIONS)           HARRY ROHME (MEDIA RELATIONS)
GENENTECH, INC.                           NOVARTIS PHARMACEUTICALS CORPORATION
(650) 225-7739                            (973) 781-5151

SUSAN BENTLEY (INVESTOR RELATIONS)        JOE SCHEPERS (INVESTOR RELATIONS)
GENENTECH, INC.                           NOVARTIS CORPORATION
(650) 225-1034                            (908) 522-6899

ISABEL CORDOVA (INVESTOR RELATIONS)
TANOX, INC.  (THE TROUT GROUP)
(415) 567-3300 EXT. 14

GENENTECH AND NOVARTIS SUBMIT APPLICATION FOR FDA
APPROVAL OF ANTI-IGE ANTIBODY

SOUTH SAN FRANCISCO, CA, EAST HANOVER, NJ, AND HOUSTON, TX, JUNE 5, 2000 - Genentech, Inc., Novartis Pharmaceuticals Corporation and Tanox Inc. announced today that the companies have submitted a Biologics License Application (BLA) to the U.S. Food and Drug Administration (FDA) for anti-IgE (rhuMAb-E25), a recombinant humanized monoclonal antibody to immunoglobulin E (IgE). Anti-IgE may represent the first in a new class of therapies that block IgE. Genentech, Novartis Pharma AG and Tanox have a collaboration on the development of anti-IgE.

Anti-IgE is designed to intervene early in the allergic process by binding to circulating IgE, an antibody that triggers the release of inflammatory mediators. These mediators are involved in the allergic cascade and cause the symptoms of allergy. Anti-IgE prevents IgE from binding to mast cells, thereby blocking the consequent release of these inflammatory mediators.

"We are very excited to have reached this significant milestone to submit our license application for the anti-IgE antibody to the FDA," said Arthur D. Levinson, PhD, chairman and chief executive officer, Genentech.

"Asthma and allergies impact the quality of life for millions of people worldwide everyday in a variety of ways," said Jerry Karabelas, head of Novartis Healthcare Operations and chief executive officer of Novartis Pharma AG.

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Novartis Pharma AG has filed for marketing approval of anti-IgE with health authorities in the EU, Switzerland, Australia and New Zealand.

Clinical data on anti-IgE were presented in March 2000 at the 56th Annual Meeting of the American Academy of Allergy, Asthma and Immunology. Additional clinical data will be presented at the European Respiratory Society meeting in August 2000. Safety and efficacy data for anti-IgE will be reviewed by the FDA.

Genentech, Inc. is a leading biotechnology company that discovers, develops, manufactures, and markets human pharmaceuticals for significant unmet medical needs. Fourteen of the currently approved biotechnology products stem from Genentech science. Genentech markets eight biotechnology products directly in the United States. The company has headquarters in South San Francisco, California, and is traded on the New York Stock Exchange under the symbol DNA.

      Novartis Pharmaceuticals Corporation, located in East Hanover, New Jersey, is an affiliate of Novartis AG, a world leader in healthcare with core businesses in pharmaceuticals, consumer health, generics, eye-care, and animal health. In 1999, the Group (including Agribusiness) achieved sales of USD 21.7 billion and invested more than USD 2.8 billion in R&D. Headquartered in Basel, Switzerland, Novartis employs about 82,400 people and operates in over 140 countries around the world. The Group recently announced plans to spin off its Crop Protection and Seeds sectors and to merge them with the agrochemicals business of AstraZeneca in the second half of 2000. Novartis AG American Depository Shares are traded on the New York Stock Exchange under the symbol NVS.

Tanox, Inc. is a biotechnology research and development company with headquarters in Houston, Texas. Tanox identifies and develops therapeutic monoclonal antibodies designed to address significant unmet medical needs in the areas of immunology, infectious diseases and cancer. Tanox is collaborating in the development of certain anti-IgE antibodies with Novartis Pharma AG and Genentech, Inc. In addition, Tanox is developing a number of monoclonal antibodies to treat other diseases or conditions. The company is traded on the Nasdaq National Market under the symbol TNOX.

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The foregoing press release contains forward-looking statements that can be identified by terminology such as "expects", "potential", "suggests", "may", "will", or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from any future results, performance, or achievements expressed or implied by such statements. In particular, management's expectations regarding future research development results could be affected, by among other things, uncertainties relating to clinical trials and product development; unexpected regulatory delays or government regulation generally; the company's ability to obtain or maintain patent and other proprietary intellectual property protection; and competition in general.